Exhibit 99.2

First Quarter Results Conference Call

May 4, 2005

Chas Michel:

Thank you Tony

A.	Good morning from Dallas, Texas and Welcome to the Trinity Industries’ First Quarter Results Conference Call. I’m Chas Michel, Vice President & Chief Accounting Officer for Trinity. Thank you for being with us today.

1. Joining me today on the call are:

a. Tim Wallace, Chairman, President and Chief Executive Officer;
b. Bill McWhirter, Vice President and Chief Financial Officer;

c.	and Steve Menzies, President of Trinity Industries Leasing Company

d. Also in the room are John Adams, Jim Ivy and Neil Shoop

2.	A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Wednesday, May, 11th.

3. The replay number is (402) 220-1122.

B.	I would also like to welcome our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.trin.net.

1.	In a moment, I will be covering our current debt position, Tim Wallace will give a brief look at our Rail business, Steve Menzies will address the Rail market and our leasing business and Bill McWhirter will cover our financial performance for the quarter. Following that, we’ll move to the Q&A session.

C. Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.

Let me address our current debt position

At the beginning of the year, we began investigating different long-term debt instruments to complement our current debt structure. Our inquires to the capital market showed the market to be receptive to a number of different instruments including senior notes and bonds. We decided to extend and expand our existing 250 million dollar revolving credit facility to 350 million dollars. In April, we expanded the facility, led by JP Morgan, to provide for a five-year, 350 million dollar secured revolving credit facility. More favorable covenants and pricing are provided for in the amended facility. At March 31, 2005, there were no borrowings under the revolving credit facility.

At March 31, our only borrowings at the corporate level were the 300 million dollars of senior notes and 5.7 million dollars of other indebtedness. The Leasing Company had the 130.1 million dollars of Equipment Trust Certificates indebtedness outstanding and 134.4 million dollars outstanding under our 300 million dollars railcar leasing warehouse facility, which is lead by CSFB and matures in August of this year. At March 31, our debt to total capital ratio was 34.6 percent, up slightly from the comparable amount at December 31, 2004.
At March 31, our cash position was 113.7 million dollars.

E. Now, here’s Tim Wallace

Tim
Steve
Bill

F. Thanks, Bill. Now our operator will prepare us for the Q & A session.

Q & A Session

Thanks.

1. This concludes today’s conference call.

2.	Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Wednesday, May 11th.

3. The access number is (402) 220-1122.

4. Also, this replay will be available on our website located at www.trin.net.

5. We look forward to visiting with you again on our next conference call.

6.	Thank you for joining us this morning.